Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

For Immediate Release:

ARQULE, INC. ANNOUNCES DEPARTURE OF BOARD MEMBER

Woburn, MA, February 28, 2011 — ArQule, Inc. (Nasdaq: ARQL) today announced that Dr. Nancy Simonian has tendered her resignation as a director of the Company effective on March 31, 2011.

“I am proud of the progress ArQule has made during the past several years,” said Dr. Simonian.  “The Company has advanced its class leading c-Met inhibitor, ARQ 197, efficiently into a pivotal Phase 3 clinical trial in non-small cell lung cancer and has established the foundation for expansion of this product into other indications.  I look forward to ArQule’s continued success and to the potential of ARQ 197 to help patients with non-small cell lung cancer and other diseases.”

“We are grateful for the many significant contributions of Dr. Simonian during her tenure as an ArQule board member,” said Paolo Pucci, chief executive officer of ArQule.  “The Company has benefitted greatly from her scientific and clinical insights, and I join the rest of the board and management team at ArQule in thanking her for her service.”

Dr. Simonian’s decision to resign from the Company’s Board of Directors is not based on any disagreement with ArQule, Inc. or any matter relating to the Company’s operations, policies or practices.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers.  ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is ARQ 197, an inhibitor of the c-Met receptor tyrosine kinase.  The Company has also initiated Phase 1 clinical testing with ARQ 621, designed to inhibit the Eg5 kinesin motor protein, and with ARQ

736, designed to inhibit the RAF kinases. ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIP™), are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate) for binding to the kinase.

This press release contains forward-looking statements regarding the Company’s clinical trials with ARQ 197.  These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, ARQ 197 may not demonstrate promising therapeutic effects; in addition, it may not demonstrate an appropriate safety profile in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners to discontinue development.  Even if later stage clinical trials are successful, unexpected concerns may arise from analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities and regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for ARQ 197 are subject to the ability of the Company or Daiichi Sankyo, Inc., its partner, and Kyowa Hakko Kirin, a licensee of ARQ 197, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome other technical hurdles and issues related to the conduct of the trials for which each of them is responsible that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.  Positive pre-clinical data may not be supported in later stages of development.  Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future.  Moreover, Daiichi Sankyo has certain rights to unilaterally terminate the ARQ 197 license, co-development and co-commercialization agreement.  If it were to do so, the Company might not be able to complete development and commercialization of ARQ 197 on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

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